Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

NeoStem, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statement of NeoStem, Inc. on Form S-3 of our report dated February 5, 2014, related to our audits of the consolidated financial statements of California Stem Cell, Inc. and subsidiaries as of and for the years ended December 31, 2013 and 2012, which is included in the Current Report on Form 8-K of NeoStem, Inc. dated May 8, 2014. We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ MCGLADREY LLP

Irvine, California
June 12, 2014